Exhibit 12.1

Xspand Products Lab, Inc.

4030 Skyron Drive, Suite F

Doylestown, Pennsylvania 18902

March 30, 2018

To the Board of Directors:

We have acted as special counsel to Xspand Products Lab, Inc. (the “Company”) with respect to the Company’s offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation approved by the Board of Directors and the Company’s stockholders, the bylaws, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Common Stock, being sold pursuant to the offering statement (after it is declared qualified) will be, when issued in the manner described in the offering statement, validly issued, fully paid and non-assessable.

For the purposes of this opinion, we are assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal corporate laws of the State of Nevada and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Company’s offering statement by legislative action, judicial decision or otherwise. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Yours truly,

/s/ Waller Lansden Dortch & Davis, LLP

Waller Lansden Dortch & Davis, LLP